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                                                                     EXHIBIT 2.9

                            STOCK PURCHASE AGREEMENT

                         DATED AS OF DECEMBER 11, 1998

                                    BETWEEN

                         RECORE INDUSTRIES CORPORATION

                                      AND

                       HOME PRODUCTS INTERNATIONAL, INC.
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                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (this "AGREEMENT") dated as of December 11, 1998, is made and entered into by and between Recore Industries Corporation, an Illinois corporation ("BUYER") and Home Products International, Inc., a Delaware corporation ("SELLER"). As used herein the term "SHUTTERS" means Shutters, Inc., an Illinois corporation, a subsidiary of Seller.

                                R E C I T A L S

     A. Seller owns of record and beneficially all the issued and outstanding shares of Common Stock (the "COMMON STOCK") of Shutters (collectively the "SHARES"); and

     B. Seller desires to sell to Buyer, and Buyer desires to purchase from the Seller, all the Shares on the terms and subject to the conditions set forth in this Agreement (the "TRANSACTION").

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE 1

                     TRANSFER OF SHARES AND PURCHASE PRICE

     SECTION 1.1 AGREEMENT TO BUY AND SELL. On the terms and subject to the conditions herein expressed, Seller agrees to sell, transfer, assign and deliver the Shares to Buyer and Buyer agrees to purchase the Shares from Seller at the Closing (as hereinafter defined).

     SECTION 1.2 EXCLUDED ASSETS. Certain equipment of Shutters not located at Shutters' facilities in Hebron, Illinois (except for certain tools of Shutters located in Winchester, Kentucky) shall be excluded from the Transaction and will be distributed by Shutters to Seller prior to Closing.

     SECTION 1.3 PURCHASE PRICE. The purchase price for the Shares will be Five Million Dollars ($5,000,000) (the "PURCHASE PRICE"). The Purchase Price shall be paid as follows:

          (a) Four Million Four Hundred Thousand Dollars ($4,400,000) shall be payable by Buyer at the Closing by wire transfer of immediately available funds to such account as Seller may reasonably direct by written notice delivered to Buyer at least one (1) day before the Closing Date (as hereinafter defined);

          (b) Six Hundred Thousand Dollars ($600,000) shall be payable by Buyer at the Closing pursuant to a negotiable promissory note maturing five (5) years from the Closing Date and bearing interest at the rate of 8.5% per annum (the "PROMISSORY NOTE"), with interest payments only for the first twenty-four months, and the balance amortized and payable thereafter in equal monthly installments of principal and interest until the maturity date thereof.

          (c) Seller shall pay off Shutters' industrial revenue bonds prior to or on the Closing Date. Seller shall forgive intercompany debt owing to Seller by Shutters on the Closing Date in an amount, which, when added to the amount of outstanding industrial revenue bonds, shall be Three Million Dollars ($3,000,000). If, on the Closing Date, the amount of the intercompany debt, which, when added to the amount of outstanding industrial revenue bonds, exceeds Three Million Dollars ($3,000,000), the Buyer shall pay such excess amount in cash to Seller, such amount to be paid by Buyer as soon as such excess amount is determined, but in no event later than thirty (30) days after the Closing Date. If, on the Closing Date, the amount of intercompany debt, which, when added to the amount of outstanding industrial revenue bonds, is less than Three Million Dollars ($3,000,000), the Seller shall pay the amount of such deficiency to Buyer in cash, such amount to be paid by Seller as soon as such deficiency is determined, but in no event later than thirty (30) days after the Closing Date.

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                                   ARTICLE 2

                                  THE CLOSING

     SECTION 2.1 CLOSING. The closing of the Transaction (the "CLOSING") shall occur at the offices of Much Shelist Freed Denenberg Ament & Rubenstein, P.C., 200 North LaSalle Street, Suite 2100, Chicago, Illinois at 10:00 a.m. on or about January 11, 1999 or on such other date as agreed to by Buyer and Seller, but, subject to Section 9.1 hereof, in no event after January 31, 1999, unless otherwise agreed to by Buyer and Seller; and provided, however, that the Closing shall be deemed to have occurred as of 12:01 a.m. on December 27, 1998, and Buyer shall have all rights to the profits and risk of loss beginning at such time. The time and date on which the Closing hereunder occurs is herein called the "CLOSING DATE."

     SECTION 2.2 ACTIONS TO OCCUR AT CLOSING. At the Closing, Seller will deliver to Buyer stock certificates duly endorsed in blank, or accompanied by stock powers duly endorsed in blank, representing the Shares, and Seller will deliver to Buyer (all in form and substance reasonably satisfactory to Buyer's counsel) all documents required herein to be delivered by Seller to Buyer at Closing. Simultaneously, Buyer shall deliver the Purchase Price and the Promissory Note to Seller, and the other documents (all in form and substance reasonably satisfactory to the counsel for Seller) required herein to be delivered by Buyer to Seller at Closing.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer that except as set forth on the Disclosure Schedule of even date herewith delivered by Seller to Buyer (the "SELLER DISCLOSURE SCHEDULE"):

     SECTION 3.1 ORGANIZATION AND GOOD STANDING. Seller and Shutters are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. Shutters is duly qualified in all foreign jurisdictions in which it is required to so qualify, except for where such failures to be so qualified, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the business, operations or financial condition of Shutters. Shutters has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is currently being conducted by it. True and correct copies of the certificate of incorporation and bylaws of Shutters are attached as Section 3.1 of the Seller Disclosure Schedule.

     SECTION 3.2 AUTHORIZATION AND VALIDITY. Seller has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the Transaction contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Seller and is the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     SECTION 3.3 CAPITALIZATION OF SHUTTERS. As of the date hereof, the capitalization of Shutters consists of 10,000 authorized shares of common stock, par value $.01, of which 1,000 shares are issued and outstanding. All of the issued and outstanding shares of capital stock of Shutters are validly issued, fully paid and nonassessable. There are no outstanding options, warrants, calls, commitments or other rights obligating Shutters to issue or sell any shares of its capital stock, and all of the issued and outstanding shares of common stock of Shutters are owned beneficially and of record by Seller, and on the Closing Date, will be free from all liens, claims or encumbrances of any kind.

     SECTION 3.4 FINANCIAL STATEMENTS. The financial statements of Shutters as of and for the fiscal years ended December 28, 1996, and December 27, 1997, all of which have been delivered to Buyer (the
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balance sheet at December 27, 1997, is sometimes hereinafter referred to as the
"LATEST BALANCE SHEET") present fairly, in all material respects, the financial position of Shutters and the results of its operations as of the respective dates thereof and for the respective periods indicated, in accordance with generally accepted accounting principles consistently applied during the periods involved (except as may be otherwise indicated therein or in the notes thereto). The inventories reflected in the Latest Balance Sheet are stated at cost and are not in excess of market value. All inventories reflected in the Latest Balance Sheet generally reflect appropriate adjustment for items obsolete or otherwise not readily marketable. All accounts receivable set forth on the Latest Balance Sheet arose in the ordinary course of business and, except as reserved for, were expected to be collected in the ordinary course of business, less their reserve. All accounts payable set forth on the Latest Balance Sheet arose in the ordinary course of business. The financial statements of Shutters as of and for the fiscal years ended December 28, 1996, and December 27, 1997 have been incorporated in the audited financial statements of Seller prepared by Arthur Andersen, LLP, independent certified public accountants. Except for matters reflected or reserved against in the Latest Balance Sheet or in the notes thereto, as of December 27, 1997, Shutters had no liabilities, contingent or otherwise, whether due or to become due, that would be required by generally accepted accounting principles to be reflected on a balance sheet of Shutters (including the notes thereto).

     SECTION 3.4A ACCOUNTS RECEIVABLE. As of October 31, 1998, Shutters'
accounts receivable were $          , inclusive of the accounts receivable from
Custom Shutters, Inc. (the "CUSTOM SHUTTERS RECEIVABLE"), and minus any applicable reserves. As of October 31, 1998, Shutters had a reserve for such
accounts receivable in the amount of $          (the "RESERVE"). All such
accounts receivable arose in the ordinary course of business and, except for the Custom Shutters Receivable and less the amount of the Reserve, shall be collected in the ordinary course of business.

     SECTION 3.5 NO MATERIAL ADVERSE CHANGE. Since the date of the Latest Balance Sheet there has not been any change, event or development having, or which would reasonably be expected to have, a material adverse effect on the business, operations or financial condition of Shutters, other than those occurring as a result of general economic or financial conditions or other developments which are not unique to Shutters but also generally affect other persons who participate or are engaged in the line of business in which Shutters participates or is engaged.

     SECTION 3.6 TAXES. All Tax Returns (as hereinafter defined) required to be filed by Shutters have been filed. Shutters has paid or made adequate provision for the payment of all Taxes (as hereinafter defined) that are shown to be due on such Tax Returns. There are no outstanding agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from Shutters for any taxable period. No audit or other proceeding by any court, governmental or regulatory authority is pending with respect to any Taxes due from Shutters. Copies of all Tax Returns reasonably requested by Buyer prior to or after the Closing shall be provided by Seller. Shutters has not paid Taxes to any state other than the State of Illinois. After the Closing Date, Seller shall prepare and file Shutters' Form 5500 and federal and Illinois corporate income tax returns on form 1120 with respect to all periods up to the Closing Date and shall satisfy all tax liability with respect thereto. "TAXES" shall mean all taxes, including income, gross receipts, ad valorem, excise, sales, use, withholding, payroll and franchise taxes imposed by the United States of America, or by any state or local government. "TAX RETURNS" shall mean any report, return or statement required to be supplied to a taxing authority in connection with Taxes.

     SECTION 3.7 EMPLOYEE BENEFIT PLANS; ERISA.

          (a) Set forth on Section 3.7(a) to the Seller Disclosure Schedule is a true, correct and complete list of each Employee Benefit Plan and Benefits Arrangement (each as hereinafter defined) which Shutters maintains or to which Shutters contributes. Except as set forth in Section 3.7(b) to the Seller Disclosure Schedule, to the knowledge of the Seller:

          (i) no event has occurred for which no condition or set of circumstances exist under which, Shutters or any Pension Plan (as hereinafter defined) could be subject to any liability under
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     Section 502(i) of the Employee Retirement Income Security Act of 1974, as
     amended ("ERISA"), or Section 4975 of the Internal Revenue Code (the
     "CODE");

          (ii) each Employee Benefit Plan and Benefit Arrangement together with any related trust, and each trustee or administrator of any Employee Benefit Plan or Benefit Arrangement is in compliance in all material respects with the requirements prescribed by all applicable statutes, orders or governmental rules or regulations including, without limitation, ERISA and the Code;

          (iii) each Pension Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification;

          (iv) there are no actions or proceedings (other than routine claims for benefits) pending or threatened, with respect to any Employee Benefit Plan or Benefit Arrangement;

          (v) no event has occurred under Sections 4040, 4043, 4062, 4063 and 4064 of ERISA during the current or any of the preceding five (5) plan years that could subject Shutters or any officer or director of any of them or any Employee Benefit Plan to any liability; and

          (vi) any Employee Benefit Plan or Benefit Arrangement which constitutes a "MULTIEMPLOYER PLAN" as defined in Section 3(37) of ERISA would not subject Buyer to any liability. Shutters has made all contributions prescribed by law for the Pension Plans (as hereinafter defined) for all plan years ending on or prior to December 28, 1997.

          (b) As used herein:

          (i) the term "EMPLOYEES" shall mean all current employees, former employees and retired employees of Shutters.

          (ii) the term "EMPLOYEE BENEFIT PLANS" shall mean each and all "EMPLOYEE BENEFIT PLANS" as defined in Section 3(3) of ERISA, maintained or contributed to by Shutters or in which Shutters participates or participated and which in any such case provide benefits to Employees, including (1) any such plans that are "EMPLOYEE WELFARE BENEFIT PLANS" as defined in Section 3(1) of ERISA, including retiree medical and life insurance plans and (2) any such plans that are "EMPLOYEE PENSION BENEFIT PLANS" as defined in Section 3(2) of ERISA ("PENSION PLANS"),

          (iii) The term "BENEFIT ARRANGEMENTS" shall mean any life and health insurance, hospitalization, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, sick pay, sick leave, disability, tuition refund, service award, Shutters car, scholarship, relocation, patent award, fringe benefit, contracts, collective bargaining agreements, individual employment, consulting or severance contracts and other policies or practices of Shutters providing employee or executive compensation or benefits to Employees, other than Employee Benefit Plans.

     SECTION 3.8 LITIGATION. (a) Except as disclosed in Section 3.8 of the Seller Disclosure Schedule, there are no material outstanding judgments or material lawsuits or material administrative proceedings pending, or to the knowledge of Seller threatened, against Shutters, which would reasonably be expected to have a material adverse effect on the business, operations or financial condition of Shutters. Shutters is not subject to any currently existing order, writ, injunction or decree relating to its operations or any of its assets.

     (b) If a lawsuit is filed against Shutters with respect to Item 1 of
Section 3.8 of the Seller Disclosure Schedule on or before eighteen (18) months after the Closing Date, then Seller and Buyer shall each bear fifty percent (50%) of any and all Damages (as defined in Section 10.4, plus reasonable legal fees) arising or resulting therefrom. This subsection 3.8(b) shall not be subject to any limitations set forth in Section 10.4(a) hereof.

     SECTION 3.9 NO VIOLATION. Except as set forth on Section 3.9 to the Seller Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Transaction contemplated
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hereby will result in the breach or violation of any term or provision of, or constitute a default under, any charter provision or bylaw of Shutters or any agreement, mortgage, note, bond, license, indenture, instrument, order, decree, law or regulation to which it is a party or which is otherwise applicable to it.

     SECTION 3.10 LABOR RELATIONS. Except as set forth on Section 3.10 to the Seller Disclosure Schedule, Shutters is not the subject of any union activity or labor dispute which would reasonably be expected to have a material adverse effect on the business, operations or financial condition of Shutters. To the knowledge of Seller, Shutters has not violated any applicable federal or state law or regulation relating to labor or labor practices, the violation of which would have a material effect on the business, operations or financial condition of Shutters.

     SECTION 3.11 NO CONSENTS. Other than as set forth on Section 3.11 of the Seller Disclosure Schedule, no consent, declaration, filing or approval or authorization of, or registration with, any federal, state, municipal or local government or regulatory authority or any other person or entity is required in connection with the execution and delivery of this Agreement by Seller or the consummation of the Transaction contemplated hereby.

     SECTION 3.12 INSURANCE. Set forth on Section 3.12 of the Seller Disclosure
Schedule is a true, correct and complete listing of each insurance policy maintained by Shutters with respect to the assets, properties and operations of Shutters. All insurance policies are currently in effect and shall continue in effect through the Closing Date.

     SECTION 3.13 CONTRACTS. Set forth on Section 3.13 of the Seller Disclosure
Schedule is a true, correct and complete list setting forth each agreement (whether written or oral), commitment, arrangement or instrument involving consideration of over $25,000 to which Shutters is a party or by which its assets, businesses or operations are bound or affected, other than contracts for the purchase of raw materials or contracts for the sale of inventory in the ordinary course of business. Seller shall deliver a copy of each agreement, commitment, arrangement or instrument, whether or not listed on Section 3.13 of the Seller Disclosure Schedule, reasonably requested by Buyer before or following the Closing Date if any such agreement, commitment, arrangement or instrument is in Seller's possession and not in the possession of Buyer.

     SECTION 3.14 TITLE TO PROPERTIES. Shutters has good and indefeasible title to all of the assets and properties as reflected on the Latest Balance Sheet (except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the date of the Latest Balance Sheet, or excluded pursuant to Section 1.2 herein), which, at Closing, will be free and clear of all liens, claims and encumbrances, except for (i) liens for current taxes not yet due and payable or for taxes the validity of which is being contested in good faith by appropriate proceedings and (ii) as set forth on
Section 3.14 of the Seller Disclosure Schedule. Shutters is the record owner of the real estate commonly known as 12213 Highway 173, Hebron, Illinois (the "REAL ESTATE"), which is described in the Lender's Title Insurance Policy dated May 18, 1998 attached to Section 3.14 of the Seller Disclosure Schedule. At the Closing, the Real Estate shall be subject only to real estate taxes accruing on or after the Closing Date and those exceptions to title which are listed in
Section 3.14 of the Seller Disclosure Schedule.

     SECTION 3.15 INTELLECTUAL PROPERTY RIGHTS. Shutters owns or possesses valid license or other valid rights to use all Intellectual Property (as defined below) used in the conduct of its business. Shutters is not in default (or with the giving of notice or lapse of time or both, would not be in default) in any material respect under any license to use such Intellectual Property. To the knowledge of Seller, such Intellectual Property is not being infringed by any third party, and Shutters is not infringing any Intellectual Property of any third party, except for such defaults and infringements which, individually or in the aggregate would not be reasonably expected to have a material adverse effect on the business operations or financial condition of Shutters. Section
3.15 of the Seller Disclosure Schedule sets forth all of Shutters' material Intellectual Property. For purposes of this Agreement, "INTELLECTUAL PROPERTY" means patent and patent rights, patent applications, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights,


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copyright and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing.

     SECTION 3.16 COMPLIANCE WITH LAWS. Shutters is in all material respects in compliance with all applicable laws, regulations and administrative orders of each country, state or municipality or subdivision thereof to which its business and its employment of labor or its use or occupancy of properties or any part thereof are subject.

     SECTION 3.17 ENVIRONMENTAL. To Seller's knowledge, Shutters has not (i) placed, held, located, released, transported or disposed of any Hazardous Waste (as hereinafter defined) on, under, at or from any of their respective properties, or (ii) received any written notice (x) of any material violation of any applicable federal, state, or local law, statute, ordinance, judgment, order, ruling or regulation, relating to pollution or environmental regulation or control or protection of the environment (collectively, "ENVIRONMENTAL LAWS") or any other law, statute, rule or regulation regarding Hazardous Waste on or under any of their respective properties, (y) of the institution or pendency of any suit, action, claim, proceeding or investigation by any governmental entity or any third party of any such violation or (z) requiring the removal of Hazardous Waste from any of their respective properties. For purposes of this Agreement, the term "HAZARDOUS WASTE" shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials end any substances defined as, or included in the definition of, "HAZARDOUS SUBSTANCES," "HAZARDOUS WASTES," "HAZARDOUS MATERIALS" or "TOXIC SUBSTANCES" under any Environmental Laws.

     SECTION 3.18 FINDER'S FEES. Neither Seller nor Shutters has incurred any obligation for any finder's, broker's or agent's fee in connection with the Transaction contemplated hereby.

     SECTION 3.19 GOVERNMENT LICENSES, PERMITS AND RELATED APPROVALS. Section
3.19 of the Seller Disclosure Schedule lists each material license, permit, consent, approval, authorization, qualification and order of any governmental authority (each, a "PERMIT") required to permit Seller to conduct its business as presently conducted. Each such Permit is valid and in full force and effect. To Seller's knowledge, no violation relating to any Permit exists that could cause a revocation or suspension of such Permit.

     SECTION 3.20 ABSENCE OF CHANGES. Except as set forth in Section 3.20 of the Seller Disclosure Schedule, since the Latest Balance Sheet date, there has not been any event or circumstance that, individually or in the aggregate, has had or would have a material adverse effect on the business, properties or financial transactions of Shutters.

     SECTION 3.21 LEASES. Section 3.21 of the Seller Disclosure Schedule lists each lease of personal property of Shutters involving annual lease payments in excess of $10,000.

     SECTION 3.22 CONDUCT OF BUSINESS. Since the date of the Latest Balance Sheet, Shutters has conducted its business only in the usual and customary matter, and has not (a) disposed of any of its properties or assets (including without limitation machinery, equipment and other fixed assets) except in the ordinary course of business; (b) declared or paid, directly or indirectly, any dividends or made any other distributions of any kind to its shareholder; (c) purchased or redeemed, in whole or in part, any shares of its stock; (d) changed or amended its charter or by-laws; or (e) discharged, satisfied, or paid, in whole or in part, any obligation or liability, contingent or absolute (including tax liabilities, but excluding any estimated income tax payment made by Shutters in the ordinary course of business) prior to the time such liability became due.

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                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller that, except as set forth in the Disclosure Schedule of even date herewith delivered by Buyer to Seller (the "BUYER DISCLOSURE SCHEDULE"):

     SECTION 4.1 ORGANIZATION AND GOOD STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and Buyer has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

     SECTION 4.2 AUTHORIZATION AND VALIDITY. Buyer has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the Transaction contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by Buyer and is a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     SECTION 4.3 TAXES. All Tax Returns (as hereinafter defined) required to be filed by Buyer have been filed. Buyer has paid all Taxes that are shown to be due on such Tax Returns. There are no outstanding agreements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from Buyer for any taxable period. No audit or other proceeding by any court, governmental or regulatory authority is pending with respect to any Taxes due from Buyer.

     SECTION 4.4 INVESTMENT INTENT. Buyer represents that it is and will be acquiring the Shares for investment only and for its own account and not with a view to the distribution or resale of the Shares within the meaning of the Securities Act of 1933, as amended (the "ACT"). Buyer will refrain from transferring or otherwise disposing of any of the Shares, or any interest therein, in such manner as to cause Seller to be in violation of the registration requirements of the Act or applicable state securities or blue sky laws.

     SECTION 4.5 NO VIOLATION. Neither the execution of this Agreement nor the consummation of the Transaction contemplated hereby will result in the breach or violation of any term or provision of, or constitute a default under, the certificate of incorporation or bylaws (or other comparable corporate charter documents) of Buyer, or any agreement, mortgage, note, bond, license, indenture, instrument, judgment, order, decree, law, rule or regulation to which Buyer is a party or which is otherwise applicable to Buyer.

     SECTION 4.6 NO CONSENTS. No consent, declaration, filing or approval or authorization of, or registration with, any federal, state, municipal or local governmental or regulatory authority or any other person or entity is required in connection with the execution and delivery of this Agreement by Buyer, or the consummation by Buyer of the Transaction contemplated hereby.

     SECTION 4.7 LITIGATION. There are no material outstanding judgments, or material lawsuits or material administrative proceedings pending, or to the knowledge of Buyer. Buyer is not subject to any currently existing order, writ, injunction or decree relating to its operations or any of its assets.

     SECTION 4.8 FINANCING. At Closing Buyer will have sufficient funds to pay the Purchase Price and to make all other necessary payment of fees and expenses in connection with the Transaction contemplated by this Agreement. Buyer has obtained commitment letters from lenders and pursuant to which such lenders have agreed to provide Buyer with the funds necessary to finance the Transaction contemplated by this Agreement. Buyer has delivered to Seller true, correct and complete copies of all

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such commitment letters. Buyer will deliver to Shutters true, correct and complete copies of any amendments to or replacements of any such commitment letters promptly upon receipt thereof.

     SECTION 4.9 FINDER'S FEE. Buyer has not incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

                                   ARTICLE 5

                              COVENANTS OF SELLER

     Seller covenants and agrees that between the date hereof and the Closing, except to the extent Buyer may otherwise consent in writing (which consent shall not be unreasonably withheld):

     SECTION 5.1 OBSTRUCTION OF PURPOSE. Seller shall not take, and shall not permit Shutters to take, any action which would cause the conditions upon the obligations of the parties hereto to effect the Transaction contemplated hereby not to be fulfilled, including, without limitation, any action which would cause the representations and warranties made by Seller herein not to be true, correct and accurate in all material respects as of the Closing.

     SECTION 5.2 REQUESTS FOR APPROVAL. Seller shall, and shall cause Shutters to, (a) promptly file or submit and diligently prosecute any and all applications or notices with public authorities, federal, state or local, domestic or foreign, and all other requests for approvals to any private persons, the filing or granting of which is necessary for the consummation by Seller of the Transaction contemplated hereby, (b) provide such other information and communications to such parties as they may reasonably request in connection therewith and (c) provide reasonable cooperation to Buyer, in obtaining all consents, approvals or actions of, making all filings with, and giving all notices to, the parties referred to in clause (a) above required of Buyer to consummate the Transaction contemplated hereby. Seller will provide prompt notification to Buyer when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Buyer of any communications (and, unless precluded by law, provide copies of any such communications that are in writing) with any of such parties regarding the Transaction contemplated by this Agreement.

     SECTION 5.3 REASONABLE EFFORTS. Seller shall take, and shall cause Shutters to take, all commercially reasonable steps which are within its power to cause to be fulfilled including those of the conditions precedent to Buyer's obligations to consummate the Transaction contemplated hereby which are dependent upon the actions of any of them.

     SECTION 5.4 CURRENT INFORMATION. Prior to Closing, Seller will advise Buyer in writing as soon as practicable after it becomes known to Seller and consult with Buyer regarding:

          (i) the occurrence of any event that renders any of the representations or warranties of Seller set forth herein inaccurate in any material respect;

          (ii) that any representation or warranty of Seller set forth herein was not accurate in all material respects when made; and

          (iii) the failure of Seller to comply with or accomplish any of the covenants or agreements set forth herein in any material respect.

     SECTION 5.5 BUSINESS OPERATIONS. Seller will use, and will use its best efforts to cause Shutters to use, its commercially reasonable efforts to preserve the goodwill of employees, suppliers, customers and others having significant business dealings with it. Without limiting the generality of the foregoing, prior to the Closing, Seller will not, and shall use its best efforts to cause Shutters not to:

          (i) change its articles of incorporation or bylaws or merge or consolidate with or into any entity or obligate itself to do so;

          (ii) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of additional shares of capital stock of any class (including shares of Common Stock), or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities or declare, set aside or pay any dividend or other distribution on or in respect of shares of its capital stock, or redeem, retire or purchase any of such shares;

          (iii) other than in the ordinary course of its business, discharge or satisfy any lien, charge, encumbrance or indebtedness (other than to Seller) which is individually or in the aggregate material to the business, operations or financial condition of Shutters, except those required to be discharged or satisfied in accordance with their terms during such period (excluding those required to be discharged or satisfied as a result of any acceleration or default);

          (iv) other than in the ordinary course of its business, institute, settle or agree to settle any litigation, action or proceeding before any court or governmental body which is individually or in the aggregate material to the business, operations or financial condition of Shutters;

          (v) other than in the ordinary of its business, mortgage, pledge or subject to any other encumbrance, any of its property or assets, tangible or intangible, which is individually or in the aggregate material to the business, operations, financial condition, properties or assets of Shutters;

          (vi) authorize any compensation increases for any employee, except for normal increases in the ordinary course of business; or

          (vii) other than in the ordinary course of its business, enter into, cancel or terminate any contracts; or any policies of insurance with respect to any of its insurable properties which are individually or in the aggregate material to the business, operation or financial condition of Shutters.

     SECTION 5.6 COMPETING PROPOSAL. From and after the date hereof, Seller will not, directly or indirectly, encourage or solicit any inquiries or proposals by, or furnish any confidential information to, any person concerning a transaction involving a merger, acquisition or purchase of Shutters or any portion of their respective capital stock or assets (an "ALTERNATIVE TRANSACTION").

     SECTION 5.7 ACCESS. Prior to the Closing, Shutters shall permit the authorized representatives of Buyer to meet with the management of Shutters and their representatives and to have access (upon reasonable prior notice) during normal business hours to all the properties, financial, accounting and business records and documents of Shutters, but only to the extent that such access does not unreasonably interfere with the business and operation, of Shutters. Shutters shall furnish to Buyer and its representatives such financial records and other documents, or, at Buyer's reasonable request, copies thereof as Buyer shall reasonably request in order that Buyer may conduct, among other things, a commercial, accounting and legal investigation of the business and affairs of Shutters, except that the furnishing of any such records or documents or other information to Buyer hereunder shall be limited and reasonable procedures shall be implemented, to the extent necessary to avoid any potential violation of law or legitimate anti-competitive concerns.

     SECTION 5.8 FINANCIAL STATEMENTS. Seller will provide Buyer, as soon as practicable, copies of all financial statements and Tax Returns of Shutters that are prepared in the ordinary course of its business prior to the Closing.

                                   ARTICLE 6

                               COVENANTS OF BUYER

     Buyer covenants and agrees that between the date hereof and the Closing, except to the extent Seller may otherwise consent in writing (which consent shall not be unreasonably withheld):

     SECTION 6.1 OBSTRUCTION OF PURPOSE. Buyer shall not take any action which would cause the conditions upon the obligations of the parties hereto to effect the Transaction contemplated hereby not to be fulfilled, including, without limitation, taking any action which would cause the representations and warranties made by Buyer herein not to be true, correct and accurate in all material respects as of the Closing.

     SECTION 6.2 REQUESTS FOR APPROVALS. Buyer shall (a) promptly file or submit and diligently prosecute any and all applications or notices with public authorities, federal, state or local, domestic or foreign, and all other requests for approvals to any private persons, the filing or granting of which is necessary for the consummation by Buyer of the Transaction contemplated hereby, (b) provide such other information and communications to such parties as they may reasonably request in connection therewith and (c) provide reasonable cooperation to Seller and Shutters, in obtaining all consents, approvals or actions of, making all filings with and giving all notices to the parties referred to in clause (a) above required of Seller or Shutters, as the case may be, to consummate the Transaction contemplated hereby. Buyer will provide prompt notification to Seller when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Seller and of any communications (and, unless precluded by law, provide copies of any such communications that are in writing) with any of such parties regarding the Transaction contemplated by this Agreement.

     SECTION 6.3 REASONABLE EFFORTS. Buyer shall take all commercially reasonable steps which are within its power to cause to be fulfilled those of the conditions precedent to Seller's obligations to consummate the Transaction contemplated hereby which are dependent upon the actions of Buyer.

     SECTION 6.4 CURRENT INFORMATION. Buyer will advise Seller in writing as soon as practicable after it becomes known to Buyer and consult with Seller prior to the Closing:

          (i) of the occurrence of any event that renders any of the representations or warranties of Buyer set forth herein inaccurate in any material respect;

          (ii) that any representation or warranty of Buyer set forth herein was not accurate in all material respects when made; and

          (iii) of the failure of Buyer to comply or accomplish any of the covenants or agreements set forth herein in any material respect.

     SECTION 6.5 CONFIDENTIALITY. Buyer acknowledges and agrees that any information provided to Buyer pursuant to Section 5.7(a) above, or otherwise in connection with this Agreement and the Transaction contemplated hereby, shall be maintained in confidence, and Buyer will cause the directors, officers, employees, agents, and advisors of Buyer to maintain in confidence, any written, oral, or other information obtained in confidence from Seller or Shutters in connection with this Agreement or the Transaction, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the contemplated Transaction, or (c) the furnishing or use of such information as required in connection with legal proceedings. If the contemplated Transaction is not consummated, Buyer will return (without retaining copies thereof) such written information obtained from Seller and covenants not to make use of, apply indirectly, in the course of its future operations or conduct of its business.

                                   ARTICLE 7

                      CONDITIONS TO OBLIGATIONS OF SELLER

     The obligation of Seller under this Agreement to close the Transaction is subject to the satisfaction at or prior to the Closing of each of the following conditions:

     SECTION 7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date, except in the case of representations and warranties made as of a specified date earlier than the Closing Date.

     SECTION 7.2 PERFORMANCE. Buyer shall have performed and complied within all material respects all the covenants and agreements required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

     SECTION 7.3 NO LEGAL BAR. There shall not be in effect on the Closing Date any litigation, law, order, writ, injunction or decree of any governmental body of competent jurisdiction prohibiting or seeking to prohibit or making illegal the consummation of the Transaction contemplated by this Agreement.

     SECTION 7.4 GOVERNMENT APPROVALS. All required governmental or regulatory filings, permits and approvals, shall have been made or received, as the case may be.

     SECTION 7.5 CERTIFICATE. Seller shall have received a certificate certifying the matters set forth in Sections 7.1, 7.2, 7.3, and 7.4 hereof signed by an executive officer of Buyer and dated the Closing Date.

     SECTION 7.6 OPINION OF COUNSEL. The Buyer shall have furnished Seller with the opinion of Buyer's Counsel, in form and substance reasonably satisfactory to Seller to the effect set forth in Exhibit 7.6.

     SECTION 7.7 OTHER DOCUMENTS. Buyer shall have furnished to Seller such other documents as Seller may reasonably request for the purpose of (i) enabling its counsel to provide the opinion in Section 8.7, (ii) evidencing the accuracy of any representation or warranty of Seller, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Seller, (iv) evidencing the satisfaction of any condition referred to in this Article 7, or (v) otherwise facilitating the consummation of the Transaction.

     SECTION 7.8 OTHER DELIVERIES. In addition to other documents required to be delivered by Buyer to Seller at Closing, Buyer shall deliver the following in form reasonably satisfactory to Seller:

          (a) The executed Promissory Note in the form set forth as Exhibit 7.8(a) hereto; and

          (b) Appropriate corporate minutes and other actions by Buyer approving Buyer entering into and consummating the Transaction.

                                   ARTICLE 8

                       CONDITIONS TO OBLIGATIONS OF BUYER

     The obligation of Buyer under this Agreement to close the Transaction is subject to the satisfaction at or prior to the Closing of each of the following conditions:

     SECTION 8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of the Closing Date, except in the case of representations and warranties made as of a specified date earlier than the Closing Date.

     SECTION 8.2 PERFORMANCE. Shutters and Seller shall have performed and complied with in all material respects all the covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing.

     SECTION 8 3 NO LEGAL BAR. There shall not be in effect on the Closing Date any law, litigation, order, writ, injunction or decree of any governmental body of competent jurisdiction prohibiting or seeking to prohibit or making illegal the consummation of the Transaction contemplated by this Agreement.

     SECTION 8.4 GOVERNMENT APPROVALS. All required governmental or regulatory filings, permits and approvals shall have been made or received, as the case may be.

     SECTION 8.5 DELIVERY OF SHARES. Seller shall have delivered the Shares to Buyer at the Closing.

     SECTION 8.6 CERTIFICATES. Buyer shall have received a certificate signed by an executive officer of Seller certifying with respect to itself, the matters set forth in Sections 8.1, 8.2, 8.3, and 8.4 hereof, dated the Closing Date.

     SECTION 8.7 OPINION OF COUNSEL. Seller shall have furnished Buyer with the opinion of Seller's Counsel, in form and substance reasonably satisfactory to Buyer to the effect set forth in Exhibit 8.7.

     SECTION 8.8 OTHER DOCUMENTS. Seller has furnished to Buyer such other documents as Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinion in Section 7.6, (ii) evidencing the accuracy of any representation or warranty of Seller, (iii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Buyer. (iv) evidencing the satisfaction of any condition referred to in this Article 8, or (v) otherwise facilitating the consummation of the Transaction.

     SECTION 8.9 OTHER DELIVERIES. In additional to other documents required to be delivered by Seller to Buyer at Closing, Seller shall deliver the following in form reasonably satisfactory to Buyer:

          (a) Affidavit of Title in standard form, executed by Seller;

          (b) Appropriate corporate minutes and other actions by Seller approving Seller entering into and consummating the Transaction;

          (c) Any and all keys to Shutters' real property that were previously issued to Seller of any of Seller's personnel;

          (d) Survey of the Real Estate dated June 26, 1998;

          (e) Lender's Title Insurance Policy dated May 18, 1998;

          (f) An executed Covenant Agreement substantially in the form set forth on Exhibit 8.9(f) hereto;

          (g) Minute books of Shutters;

          (h) Resignations of current officers and directors of Shutters; and

          (i) Executed form authorizing a change in Shutters' registered agent.

                                   ARTICLE 9

                                  TERMINATION

     SECTION 9.1 TERMINATION. This Agreement may be terminated and the Transaction contemplated hereby may be abandoned at any time prior to the
Closing:

     (a) By mutual written consent of Buyer and Seller.

     (b) By Seller or Buyer, if the Closing shall not have occurred on or before January 31, 1999 (the "TERMINATION DATE"); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by the Termination Date.

     (c) By Seller, if there has been a material breach by Buyer of any of its representations, warranties, covenants, obligations or agreements set forth in this Agreement or in any writing delivered pursuant hereto by Buyer, which breach has not been cured by the earlier of the Termination Date or within ten
(10) business days following receipt by Buyer of notice of such breach from Seller or assurances of such cure reasonably satisfactory to Seller shall not have been given by or on behalf of Buyer, as the case may be, within such period.

     (d) By Seller, if any condition precedent to Seller's obligations to effect the Closing as set forth herein is not satisfied and shall have become incapable of being satisfied, and is not waived, if waivable, by Seller on or prior to the Termination Date.

     (e) By Buyer, if there has been a material breach by any Seller of any of its representations, warranties, covenants, obligations or agreements set forth in this Agreement or in any writing delivered pursuant hereto by Seller, which breach has not been cured by the earlier of the Termination Date or within ten
(10) business days following receipt by Seller of notice of such breach from Buyer or assurance of such cure reasonably satisfactory to Buyer shall not have been given by or on behalf of Seller, as the case may be, within such period.

     (f) By Buyer, if any condition precedent to Buyer's obligation to effect the Closing as set forth herein is not satisfied and shall have become incapable of being satisfied, and is not waived, if waivable, by Buyer on or prior to the Termination Date.

     (g) Notwithstanding anything contained herein to the contrary, Buyer and Seller acknowledge and agree that at the time this Agreement is signed, it is expected that all of the Exhibits and Seller's Disclosure Schedule may not be completed or attached, and that the matters set forth on the Exhibits and Seller's Disclosure Schedule are material to this transaction. Therefore, Buyer shall the right to terminate this Agreement prior to the Closing Date if it reasonably disapproves of any Exhibit or Seller's Disclosure Schedule delivered after the execution of this Agreement but prior to the Closing Date. Buyer shall notify Seller of any objections to any matters set forth in any Exhibit or the Seller's Disclosure Schedule within five (5) business days after receipt of same from Seller.

     SECTION 9.2 EFFECT OF TERMINATION. If this Agreement is validly terminated by either Seller or Buyer pursuant to Section 9.1 hereof, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of Seller or Buyer (or any of their respective officers, directors, partners, employees, agents or other representatives or affiliates), except that
(i) the provisions of this Section 9.1 and Sections 10.3 and 10.7 will continue to apply following any such termination and nothing contained herein shall relieve any party hereto from liability for any willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

                                   ARTICLE 10

                                 MISCELLANEOUS

     SECTION 10.1 NOTICES. Any notice, request, instruction, document or other communication to be given under this Agreement must be in writing and shall be deemed to have been duly given only if delivered personally or sent by registered or certified mail, postage prepaid, at the addresses shown below, or to such other address or person as any party may designate by written notice to the others or sent via facsimile to the facsimile number shown below or to such other facsimile number as any party may designate by written notice of the others.

To Seller:                               Home Products International, Inc.
                                         4501 West 47th Street
                                         Chicago, IL 60632
                                         Attn: James R. Tennant
                                         Facsimile: 773/890-8916

With a copy to:                          Much Shelist Freed Denenberg
                                         Ament & Rubenstein, P.C.
                                         200 North LaSalle, Suite 2100 Chicago,
                                         IL 60601
                                         Attn: Jeffrey C. Rubenstein
                                         Facsimile: 312/621-1750

To Buyer:                                Recore Industries Corporation
                                         12213 Highway 173
                                         Hebron, IL 60034-0407
                                         Attn: Michael Ricard
                                         Facsimile: 815/648-2518

With a copy to:                          Engelberg & Smith
                                         135 South LaSalle, Suite 2300
                                         Chicago, IL 60603-4115
                                         Attn: Burt Engelberg
                                         Facsimile: 312/580-1245

     All such notices, requests, instructions, documents and other communications will (i) if delivered personally to the address as provided in this Section 10.1, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice is received by any other person to whom a copy of such communication is to be delivered pursuant to this Section).

     SECTION 10.2 EXTENSIONS AND WAIVERS. (a) Buyer may, by written instrument, extend the time for the performance of any of the obligations or other acts of Shutters or Seller, and (i) waive any inaccuracies of Seller in the representations and warranties contained herein or in any document delivered pursuant to this Agreement, (ii) waive compliance with any of the covenants of Seller contained in this Agreement, (iii) waive performance by any Seller of any of the obligations set out in this Agreement and (iv) waive any term or condition in this Agreement that it is entitled to the benefits thereof.

     (b) Seller may, by written instrument, extend the time for the performance of any of the obligations or other acts of Buyer, and (i) waive any inaccuracies of Buyer in the representations and warranties contained herein or in any document delivered pursuant to this Agreement, (ii) waive compliance with any of Buyer's covenants contained in this Agreement, (iii) waive performance by Buyer of any of the obligations set out in this Agreement and (iv) waive any term or condition in this Agreement that they are entitled to the benefits thereof.

     SECTION 10.3 COSTS AND EXPENSES. Whether or not the Transaction is consummated, Buyer and Seller shall each bear their respective costs and expenses in connection with the negotiation and consummation of the Transaction.

     SECTION 10.4 INDEMNIFICATION BY SELLER. (a) From and after the Closing, Seller hereby agrees to indemnify, defend and hold Buyer harmless from, against and in respect of any and all losses resulting from or arising out of or in connection with any breach of any representation, warranty or covenant of Seller set forth in this Agreement subject to the following limitations:

     (a) Seller shall be responsible only for damages suffered or incurred by Buyer ("BUYER DAMAGES") which exceed in the aggregate, a total of $62,500 but in no case more than an aggregate total Buyer Damages of $5,000,000.

     (b) From and after the Closing, Buyer hereby agrees to indemnify, defend and hold Seller harmless from, against and in respect of any and all losses resulting from or arising out of or in connection with any breach of any representation or warranty of Buyer set forth in this Agreement (collectively, "SELLER DAMAGES") (Buyer Damages and Seller Damages are collectively referred to as "DAMAGES").

     (c) All claims for Damages pursuant to this Section 10.4 must be asserted, promptly upon the claiming party's discovery thereof, in reasonable detail and in writing. No claim with respect to Sections 3.4, 3.4A, 3.5, and 3.12 not so asserted by notice in writing to Seller on or before the first anniversary of the Closing Date shall be prosecuted after such date. No claim with respect to Sections 3.1, 3.2, 3.3, 3.9, 3.11, 3.14, 3.15, 3.17 and 3.18 not
so asserted by notice in writing to Seller on or before the third anniversary of the Closing Date shall be prosecuted after such date. No claim with respect to Sections 3.8, 3.10, 3.13, 3.16, 3.19, 3.20, 3.21 and 3.22 not so asserted by notice in writing to Seller on or before eighteen (18) months of the Closing Date shall be prosecuted after such date. No claim with respect to Sections 3.6 and 3.7 not so asserted within the applicable statute of limitations shall be prosecuted after such date. No claim (other than those claims specifically described above) not so asserted by notice in writing to the other party on or before the first anniversary of the Closing Date shall be prosecuted after such date. Any party seeking indemnification (an "INDEMNIFIED PARTY") shall provide to the party from whom it is seeking indemnification (an 'Indemnifying Party') as promptly as practicable after such notice all information and documentation necessary to support and verify the claim asserted and the Indemnifying Party shall be given reasonable access to the books and records in the possession or control of the Indemnified Party or any of its affiliates which any Indemnifying Party reasonably determines to be related to such claim. Damages shall, in each case, be computed net of any actual insurance proceeds paid or payable to the Indemnified Party or any affiliate in respect thereof and net of twenty-five percent (25%) of the amount of Damages that would be eligible to be taken as a deduction or credit for income tax purposes by the Indemnified Party or any affiliate of the Indemnified Party in respect thereof. If the facts giving rise to a claim under this Section 10.4 arise out of the claim of any third party, or if there is any claim against a third party, the Indemnifying Party may, at its option, assume the defense or the prosecution thereof, including the employment of counsel, at its cost and expense. The Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate therein, but the fees and expenses of such counsel employed by the Indemnified Party shall be at its expense. No Indemnified Party shall be liable for any settlement of any such claim effected without its prior written consent which consent shall not be unreasonably withheld. Whether or not an Indemnifying Party chooses to so defend or prosecute a claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith. An Indemnifying Party shall be subrogated to all rights and remedies of any Indemnified Party to the extent of any damages paid by such Indemnifying Party to or on behalf of such Indemnified Party.

     (d) From and after the Closing, this Section 10.4 and Section 10.14 shall constitute the only responsibility or liability of Seller or Buyer with respect to any claim for any damages arising out of or related to the Transaction contemplated by this Agreement.

     SECTION 10.5 AGREEMENTS OF PARTIES. This Agreement and the documents referred to herein set forth all the covenants, promises, agreements, conditions and understandings among the parties hereto, and there are no other covenants, promises, agreements, conditions or understandings, whether oral or written, among the parties hereto relating to the subject matter hereof.

     SECTION 10.6 GOVERNING. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois (without giving effect to the conflicts of laws principles thereof). The parties agree that the Circuit Court of Cook County shall be the sole venue and proper jurisdiction for all disputes between the parties in connection with this Agreement, other than those reserved to arbitration pursuant to Section 10.7 hereof.

     SECTION 10.7 ARBITRATION. In the event a dispute arises between the parties in connection with this Agreement, which dispute the parties reasonably agree involves less than one hundred thousand dollars ($100,000), the parties shall cause such dispute to be submitted for determination by arbitration in accordance with the commercial rules of the American Arbitration Association then in effect. Such arbitration proceeding shall be conducted in Chicago, Illinois. The arbitrator shall have the right to award or include in any award such relief which the arbitrator deems proper in the circumstances included, without limitations, money damages, specific performance, injunctive relief and legal fees and costs. The award and decision of the arbitrator shall be conclusive and binding upon all the parties, and judgment upon the award may be entered in any court of competent jurisdiction. Each of the parties reserves the right in a proper case to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction, provided such party promptly submits the dispute for arbitration on the merits as provided by this Section.

     SECTION 10.8 FURTHER ASSURANCES. Each party hereto agrees to execute any all documents, and to perform such other acts, to the extent permitted by law, whether before or after Closing, that may be reasonably necessary or expedient to further the purposes of this Agreement or to further assure the benefits intended to be conferred hereby.

     SECTION 10.9 SUCCESSORS AND ASSIGNS. All covenants and agreements contained in this Agreement by or on behalf of the parties hereto will bind or inure to the benefit of the respective personal representatives, successors and assigns of such parties.

     SECTION 10.10 HEADINGS. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

     SECTION 10.11 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof,
(c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     SECTION 10.12 AMENDMENT. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of Buyer and Seller.

     SECTION 10.13 PUBLIC ANNOUNCEMENTS. Neither Seller, Shutters nor Buyer will issue or make any reports, statements or releases to the public with respect to this Agreement or the Transaction contemplated hereby without the consent of the others, which consent shall not be unreasonably withheld. If any of the parties is unable to obtain the approval of its public report, statement or release from the other parties and such report, statement or release is, in the opinion of legal counsel to such party, required by law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other parties with a copy thereof.

     SECTION 10.14 AGREEMENT WITH RESPECT TO PRODUCT WARRANTIES. (a) Beginning on the Closing Date and continuing for a period of two (2) years thereafter, Seller agrees to reimburse Buyer an amount to a total cumulative amount of $100,000 for any product warranty claims which Buyer receives and pays during such period and arising solely out of products produced by Shutters prior to December 27, 1998 ("WARRANTY CLAIMS"). Buyer shall submit a request in writing to Seller for reimbursement for any such Warranty Claims (accompanied by a reasonably detailed description and itemization of any such Warranty Claims, including payment thereof) on a quarterly basis, beginning on April 1, 1999 for the period ending March 31, 1999. This Section 10.14 shall be Buyer's sole recourse against Seller with respect to any Warranty Claims and shall not be subject to the limitations set forth in Section 10.4(a) hereof.

     (b) All payments to be due from Seller to Buyer under subsection (a) above may, at Seller's election, be offset dollar for dollar against the amount of the quarterly interest payment due to Seller by Buyer under the Promissory Note, until such time as Buyer has Warranty Claims totaling $80,000. Thereafter, Seller may elect to offset the amount due to Buyer for any Warranty Claims (but not to exceed $20,000) dollar for dollar against principal and/or interest due to Seller from Buyer under the Promissory Note.


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     (c) Until the Promissory Note is paid in full, Buyer shall, (i) within 45 days after the close of each of Buyer's fiscal quarters, provide Seller with Buyer's internally prepared quarterly financial statements, including Buyer's balance sheet and statements of income, cash flow, and shareholder's equity (certified as correct by Buyer's chief financial officer); and (ii) within 90 days after the close of each of Buyer's fiscal years, provide Seller with Buyer's annual financial statements, including Buyer's balance sheet and statements of income, cash flow, and shareholder's equity (prepared by Buyer's independent accountants and certified as correct by Buyer's chief financial officer).

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in one or more counterparts, each of which shall be deemed one and the same instrument, as of the date first above written.

                                  BUYER

                                  RECORE INDUSTRIES CORPORATION

                                  By:
                                  ----------------------------------------------
                                  Name:
                                  ----------------------------------------------
                                  Title:
                                  ----------------------------------------------

                                  SELLER

                                  HOME PRODUCTS INTERNATIONAL, INC.

                                  By:
                                  ----------------------------------------------
                                  Name:
                                  ----------------------------------------------
                                  Title:
                                  ----------------------------------------------

                                       18